                                                                     EXHIBIT 12

                           Splitrock Services, Inc.
               Computation of Ratio of Earnings to Fixed Charges
                            (Dollars in thousands)

                                                    Period from Inception
                                                   (March 5, 1997) through         Year Ended             Year Ended
                                                      December 31, 1997         December 31, 1998      December 31, 1999
                                                   -----------------------      -----------------      -----------------

Pre-tax (loss)                                             ($10,121)                 ($57,830)              ($103,321)

Fixed Charges:
  Interest expense and amortization of debt
  discount and premium on all indebtedness                    235                      15,390                 32,581
Portion of rentals on facilities representative
of an interest factor                                          72                        221                   1,710
                                                               --                        ---                   -----

Total Fixed Charges                                   $               307              15,611                 34,291
                                                      ===================

Deficiency of earnings to fixed charges:                   ($10,121)                  ($57,830)             ($103,321)
                                                           ---------                  ---------             ----------
